Exhibit 99.1

BGC Partners Reports Third Quarter 2018 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 25, 2018 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended September 30, 2018. BGC’s financial results consolidate those of the Company’s publicly traded and majority-owned subsidiary, Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”). Newmark, through its subsidiaries, operates a leading commercial real estate advisory firm that completed its initial public offering (“IPO”) on December 19, 2017. Unless otherwise stated, Newmark’s results are recorded for the purposes of this document as BGC’s “Real Estate Services” segment. Newmark reports its stand-alone results separately today.1

Select Results Compared to the Year-Earlier Period2

Highlights of Consolidated Results (USD millions)	3Q18	3Q17	Change
Revenues	$977.3	$827.0	18.2%
GAAP income from operations before income taxes	219.1	142.4	53.8%
GAAP net income for fully diluted shares	171.7	127.5	34.7%
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	264.0	223.9	17.9%
Post-tax Adjusted Earnings	205.8	188.1	9.4%
Adjusted EBITDA	332.4	255.7	30.0%

Per Share Results	3Q18	3Q17	Change
GAAP net income per fully diluted share	$0.35	$0.28	25.0%
Post-tax Adjusted Earnings per share	$0.42	$0.41	2.4%

Management Comments

“BGC generated record quarterly revenues, led by double-digit percentage revenue growth from Newmark. Newmark’s revenues grew by more than 30 percent year-on-year, while Financial Services was up by 7 percent”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We continue to make progress towards the planned spin-off, which we intend to complete by the end of 2018.3 BGC’s results this quarter were impacted by a decline in Nasdaq4 share price since August, and a slightly higher annual tax rate as a result of higher earnings. But for these factors, our Adjusted Earnings per share would have been approximately three cents higher.

“I am also pleased to announce that our board declared an 18 cent dividend for the third quarter, which is consistent sequentially and year-on-year. At yesterday’s closing stock price, this translates into a 7.0 percent annualized yield”.

[1]

Please see section titled “Stand-alone Results for Newmark Group, Inc.” later in this release. For the purposes of this document, the term "BGC" includes the subsidiaries of BGC, and the term "Newmark" includes subsidiaries of Newmark.

[2]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including “Adjusted Earnings Defined”, “Differences between Consolidated Results for Adjusted Earnings and GAAP”, “Reconciliation of GAAP income (loss) to Adjusted Earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

[3]	See the section of this document called “Proposed Spin-Off of Newmark”.
[4]	See the section of this document called “Nasdaq Transactions”.

Mr. Lutnick added: “We still expect 2018 post-spin BGC5 revenues and pre-tax Adjusted Earnings to increase by between 9.5 and 11.5 percent and by between 29.5 to 33.5 percent year-on-year, respectively. Given BGC’s longstanding dividend policy of paying out at least 75 percent of post-tax Adjusted Earnings per share, post-spin BGC would have paid a quarterly dividend of 14 cents per share in 2018”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “Real Estate Services fired on all cylinders during the quarter, producing strong top-line growth from leasing, investment sales, mortgage brokerage, multifamily agency origination, servicing fees, valuation & advisory, management services, and global corporate services. Over 90 percent of Newmark’s company-wide top-line growth for the quarter and year-to-date was organic, driven by strong improvement in revenue per producer. As we continue to increase productivity, we expect to gain further market share, grow our revenues and profits, and create value for our investors”.

Shaun D. Lynn, President of BGC, said: “Our Financial Services business has continued to gain market share in 2018, as we benefit from our investment in technology, improved front office productivity, and our successful integration of GFI, Sunrise, and other recent acquisitions. Our year-on-year revenue growth was virtually entirely organic across all of our Financial Services asset classes. This was led by a 20 percent improvement in our energy and commodities business and 8 percent growth in our foreign exchange business.

“Our fully electronic Fenics business6 generated double-digit percentage revenue growth from credit brokerage as well as our high margin data, software, and post-trade business. Total Fenics revenues were up by approximately 13 percent and once again increased as a percentage of Financial Services. As we continue to invest in technology and convert our voice and hybrid desks to more profitable fully electronic trading, we expect our $1.6 billion of voice/hybrid business to drive revenues and profits for Fenics going forward”.7

Mr. Lynn concluded: “Our Financial Services profits were up in the quarter driven by average revenue per broker/salesperson8 growing by 8 percent year-on-year. This was the seventh consecutive quarter in which we generated an increase in front-office productivity. This improvement is due to our continued investment in technology, the ongoing successful integration of recent acquisitions and additional front-office hires onto our platform. As we roll out new products and services across Fenics, and our brokers and salespeople increase their productivity, we expect to continue to have strong performance and organically increase our revenues, market share, and profits”.

Dividend Information

On October 24, 2018, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on November 28, 2018 to Class A and Class B common stockholders of record as of November 7, 2018. The ex-dividend date will be November 6, 2018.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the third quarter of 2018 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged consolidated pre- and post-tax Adjusted Earnings for the prior periods, all else being equal.

[5]	See the section of this document called “Post-spin BGC” for more detail.
[6]

For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

[7]	The $1.6 billion figure is based on voice/hybrid brokerage revenues for the trailing 12 months ended September 30, 2018.
[8]

The Financial Services productivity figures include segment revenues from total brokerage revenues, data, software, and post-trade. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of producers for the period. Any total headcount numbers are based on period-end figures. Any Real Estate Services productivity figures are based on revenues from “leasing and other”, “real estate capital markets”, and “gains from mortgage banking activities/originations, net”. Real Estate Services productivity figures exclude both revenues and staff related to “management services, servicing fees and other”.

Certain numbers and percentage changes listed throughout this document may not sum due to rounding. BGC will include Real Estate Services in its consolidated results until the proposed spin-off of Newmark.

BGC’s financial results have been recast to include the results of Berkeley Point for all periods discussed in this document because the transaction9 involved a reorganization of entities under common control. All year-on-year comparisons in this document reflect the recast results. As of October 15, 2018, ARA, Berkeley Point, NKF Capital Markets, and Newmark Cornish & Carey all operate under the name “Newmark Knight Frank”. See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Financial Services Results (USD millions)	3Q18	3Q17	Change
Rates revenues	$128.3	$123.0	4.3%
Foreign exchange revenues	90.7	83.9	8.1%
Equities, insurance, and other asset classes revenues	81.3	79.7	2.0%
Credit revenues	67.1	66.1	1.5%
Energy and commodities revenues	58.0	48.2	20.2%
Total brokerage revenues	425.3	401.0	6.1%
Data, software, and post-trade revenues, net of inter-company eliminations	16.5	13.8	20.1%
Interest, fees from related parties, and other revenues	4.8	1.9	NMF
Total revenues	446.7	416.7	7.2%

GAAP income from operations before taxes	97.1	90.3	7.4%
GAAP income from operations before taxes as a percent of revenues	21.7%	21.7%

Pre-tax Adjusted Earnings	102.1	96.7	5.6%
Pre-tax Adjusted Earnings as a percent of revenues	22.8%	23.2%

Nearly all the revenue growth listed above was organic. Third quarter revenues would have been at least $5 million higher, but for the strengthening of the U.S. dollar. In the following table, results for Fenics are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation.

Fenics Results in Financial Services (USD millions)	3Q18	3Q17	Change
Total fully electronic brokerage revenues	$43.4	$39.6	9.4%
Data, software, and post-trade revenues	16.5	13.8	20.1%
Data, software, and post-trade revenues (inter-company)	15.1	13.3	14.0%
Total Fenics revenues	75.1	66.7	12.5%

[9]

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as "Berkeley Point". Berkeley Point’s results are consolidated with those of Newmark.

Fenics businesses with notable performance during the quarter included those brokering certain rates, credit, equities, and spot FX products. In addition, the Fenics US Treasury business has been growing rapidly, albeit from a small base, and BGC believes that Fenics UST is the number three central limit order book marketplace.10

Beginning from the first quarter of 2018, consistent with Newmark's methodology of recognizing income related to the receipt of Nasdaq earn-out payments11 in the third quarter under GAAP, BGC recognizes the receipt of Nasdaq earn-out payments when earned in the third quarter for adjusted earnings instead of pro-rating over four quarters. This GAAP methodology will lead to earlier recognition of the Nasdaq income. BGC’s consolidated results for Adjusted Earnings have been recast to incorporate this change in Nasdaq earn-out methodology from 2017 onward. Therefore, pre-tax Adjustable Earnings for the third quarter of 2017 in this release does not match the number reported in the Company’s press release for the third quarter of 2017 dated October 26, 2017.

Stand-alone Results for Newmark Group, Inc.

Revenues for Newmark as a stand-alone company increased by more than 30 percent to $519 million. GAAP income before income taxes and noncontrolling interests grew 51 percent to $151 million and pre-tax Adjusted Earnings increased by more than 23 percent to $178 million.

During the third quarter of 2018, the consolidated Company recognized approximately $85 million of other income for the Nasdaq payment based on the $85.80 closing price of Nasdaq on September 28, 2018. The consolidated Company’s outlook for the third quarter of 2018 issued on August 2, 2018 assumed an earn-out of approximately $91 million based on Nasdaq’s August 1, 2018 closing price of $91.39.

Industry-wide, commercial real estate service providers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability and strongest in the fourth calendar quarter. For its consolidated results, BGC classifies certain revenue items slightly differently than Newmark. BGC also classifies certain Newmark stand-alone expenses as corporate items. Newmark’s stand-alone revenues and pre-tax earnings will therefore differ in certain respects from those recorded in BGC’s Real Estate Services segment, which are shown later in this document in the “Segment Disclosure” tables. In addition, tables showing the reconciliation of the Company’s Real Estate Services segment to Newmark’s stand-alone revenues and pre-tax earnings can be found later in this document.12

Further details regarding Newmark’s results are contained in its financial results press release, which was released separately today. Newmark will also host a conference call today at 11:00 a.m. ET to discuss its results. Details regarding this information can be found at http://ir.ngkf.com.

[10]

Source: Company estimates; The Rise of Bilateral Markets and Trading Places First Survey of U.S. Treasury Venues, July 17, 2018, Trading Places; and U.S. Treasurys Trade Electronically—But Where are the Algos?, June 18, 2018, Greenwich Associates.

[11]

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. Any future value for the Nasdaq shares discussed in this document are based on the closing price as of October 24, 2018 and assumes no change in Nasdaq’s stock price.

[12]

Please see “Reconciliation of BGC Real Estate Segment Revenues to Newmark Group, Inc. Stand-alone Revenues”, “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for GAAP Income (Loss) From Operations before Income Taxes” and “Reconciliation of BGC Real Estate Segment to Newmark Group, Inc. Stand-alone for Pre-Tax Adjusted Earnings” tables later in this release.

Consolidated Expenses13

Consolidated Expenses (USD millions)	3Q18	3Q17	Change
Compensation and employee benefits under GAAP	$517.9	$495.1	4.6%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	67.9	48.4	40.2%
Non-compensation expenses under GAAP	282.5	231.4	22.1%
Total expenses under GAAP	868.3	775.0	12.0%

Compensation and employee benefits for Adjusted Earnings	516.9	472.9	9.3%
Non-compensation expenses for Adjusted Earnings	249.4	194.3	28.4%
Total expenses for Adjusted Earnings	766.3	667.2	14.9%

The increase in the Company’s expenses included the impact of higher revenues on variable compensation, recent acquisitions and hires, the impact of FASB Topic ASC 60614 on Newmark’s revenues and non-compensation expenses, and higher interest expense. Excluding the $21.1 million of additional non-compensation expenses related to ASC 606, non-compensation expenses under GAAP would have increased by approximately 13 percent, while non-compensation expenses for Adjusted Earnings would have increased by 18 percent.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	3Q18	3Q17	Change
GAAP provision for income taxes	$56.8	$31.9	78.2%
Provision for income taxes for Adjusted Earnings	33.5	36.3	(7.6)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	42.0	29.0	44.8%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	24.8	(0.5)	NMF

The GAAP tax provision increased due mainly to higher earnings, partially offset by changes in tax law as a result of the 2017 U.S. Tax Cuts and Jobs Act. Taxes under Adjusted Earnings decreased due to the U.S. federal tax cut, offset in part by higher pre-tax Adjusted Earnings. BGC calculates its expected tax provision using an annual estimate. The Company updates its estimate to reflect the actual tax amounts owed as the year progresses. The mid-point of BGC’s previous guidance for the full year was 11.5 percent.15 As a result of higher full-year consolidated earnings, BGC’s tax rate for the full year 2018 is now expected to be between 12.0 and 12.4 percent. Therefore, BGC’s quarterly effective tax rate under Adjusted Earnings was 12.7 percent for the third quarter of 2018.

Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the employee ownership of certain shares and/or units. This amount increased sequentially in the third quarter of 2018 because of the growth in Newmark’s earnings and grew year-on-year due to Newmark’s IPO.

Consolidated Share Count

Consolidated Share Count (USD millions)	3Q18	3Q17	Change
Fully diluted weighted-average share count under GAAP and Adjusted Earnings	487.6	457.3	6.6%
Fully diluted spot share count under GAAP and Adjusted Earnings	487.8	457.9	6.5%

[13]

In the third quarter of 2018, this included $23.5 million in grants of exchangeability and $44.4 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $19.8 million and $28.6 million, respectively.

[14]	Please see the section of this document titled “Impact of ASC 606 on Newmark’s Results” for more detail on this topic.
[15]	This outlook was contained in BGC's financial results press release issued on August 2, 2018.

The share count for both GAAP and Adjusted Earnings increased year-on-year due in large part to the sale of 19.4 million BGC Class A common shares from December 19, 2017, through March 6, 2018 for net proceeds of $270.9 million. $242.0 million of these proceeds were used to purchase 16.6 million newly issued exchangeable limited partnership units of Newmark during the first quarter of 2018, which Newmark used to repay $242.0 million of long term debt. This substantially improved the consolidated Company’s balance sheet.16 The share count also increased due largely to ordinary equity-based compensation, front-office hires, and acquisitions.

Select Balance Sheet Data17

Select Balance Sheet Data (USD millions except per share data)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$364.4	$634.3
Liquidity	526.3	673.2
Notes payable and other borrowings	1,323.0	1,650.5
Book value per share	3.11	2.17
Total capital	1,940.4	1,186.2

Total capital increased and net debt decreased largely due to the net impact of the abovementioned share issuance and the subsequent use of funds from these actions by Newmark to repay the remaining balance of the $575 million unsecured senior term loan in full as well as Newmark using the net proceeds from the Nasdaq transactions to repay $266 million of the unsecured converted term loan. Total capital also improved due to the cumulative effect of adopting ASC 606, and positive GAAP net income. In addition, the change in cash and liquidity since year-end 2017 was due to ordinary movements in working capital as well as the Company continuing to invest in new revenue-generating hires and acquisitions.

On July 24, 2018, BGC closed an offering of $450 million of 5.375 percent senior notes due 2023. BGC used a portion of the net proceeds from this offering to repay $240 million of GFI’s 8.375 percent senior notes on July 19, 2018.18 BGC used a portion of the remaining net proceeds to redeem the $112.5 million 8.125 percent senior notes due 2042, which were assumed by Newmark upon its IPO. The 8.125 percent senior notes were callable at par beginning June 26, 2017. BGC loaned Newmark $112.5 million to redeem the callable notes and their redemption is expected to reduce interest expense for both Newmark and BGC, all else equal. This $112.5 million is expected to be repaid before the end of 2018.

Restricted cash includes cash pledged by Newmark for the benefit of Fannie Mae. Subsequent to the end of the third quarter, Newmark voluntarily withdrew an elective excess of approximately $252.0 million of restricted cash from Fannie Mae.

Outlook

*	BGC anticipates fourth quarter 2018 consolidated revenues of between $1,015 million and $1,075 million, or 13 percent to 20 percent higher compared with $894.2 million a year earlier.
*

BGC expects consolidated pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $205 million and $230 million for the three months ended December 31, 2018, or 44 percent to 62 percent higher versus $142.3 million in the prior-year period.

*

BGC anticipates its consolidated Adjusted Earnings effective tax rate to be in the range of approximately 12.0 percent to 12.4 percent for the full year of 2018, compared with 11 percent for full year 2017.

[16]

For more information, see the March 7, 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

[17]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

[18]

For more information, see the July 24, 2018 press release titled “BGC Completes Offering Of $450 Million Of 5.375% Senior Notes” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

*	For the full year 2018, the Company expects post-spin BGC revenues to increase by between 9.5 and 11.5 percent year-on-year and pre-tax Adjusted Earnings to grow by between 29.5 and 33.5 percent.
*	For the full year 2018, Newmark expects its revenues to increase by 19 to 28 percent and its Adjusted Earnings per share to grow by 22 to 39 percent.

BGC anticipates updating its outlook before the end of December 2018. Investors and analysts should also note that the Company has simplified its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” is now consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

Simplifying Non-GAAP Reporting Beginning in 2019

Beginning with the first quarter of 2019, the Company expects to simplify its definitions of Adjusted Earnings and Adjusted EBITDA in order to be more consistent with how many other companies report their non-GAAP results, including various financial services, financial data, and financial technology firms as well as companies in a variety of industries with Up-C structures similar to the structure of BGC.

Specifically, the Company plans to no longer report “grants of exchangeability to limited partnership units”. Instead, BGC anticipates adding back all equity-based compensation in calculating Adjusted Earnings and Adjusted EBITDA. The amount added back each period is expected to match the line item “Equity-based compensation and allocations of net income to limited partnership units” from the GAAP cash flows from operating activities. The Company also expects to begin periodically providing an annual outlook for share issuance expected as a result of its ongoing equity-based compensation.

All share equivalents that are part of the Company’s stock-based compensation plan including RSUs, REUs, and other units have always been included in the fully diluted share count when issued. Therefore, compensation charges, recorded under GAAP for these share equivalents, have always been non-cash and non-dilutive. These anticipated changes will not impact BGC’s outlook for the fourth quarter or results for the fourth quarter or full year 2018, as they will be implemented for the first time when the Company reports its results for the three months ended March 31, 2019. At that time, BGC expects to issue recast non-GAAP results for 2018 and 2017 consistent with this new methodology.

Proposed Spin-Off of Newmark

BGC Partners intends to pursue a distribution, or spin-off, to its stockholders of all of the shares of Class A common stock and Class B common stock of Newmark that BGC owns. Although the spin-off is subject to certain conditions, BGC expects to announce the record date for the distribution upon the successful completion of Newmark’s refinancing of debt owed to BGC. BGC expects to complete the spin-off in a reasonable time thereafter, but no later than the end of 2018.

In the spin-off, which will be structured in a manner intended to qualify as generally tax-free for U.S. federal income tax purposes, BGC would distribute shares of Newmark’s Class A common stock held by BGC to holders of shares of Class A common stock of BGC Partners and shares of Newmark’s Class B common stock held by BGC to holders of shares of Class B common stock of BGC Partners (which are currently Cantor and another entity controlled by Mr. Lutnick). Although the ratio of shares of Newmark common stock to be distributed in respect of each share of BGC common stock remains to be determined and will depend upon the number of shares of Newmark common stock (including shares of Newmark common stock underlying units of Newmark OpCo) owned by BGC Partners as of the record date for the spin-off, if the spin-off had occurred immediately following September 30, 2018, the ratio of shares of Newmark common stock to be distributed in respect of each share of BGC common stock would have been approximately 0.4640.

BGC intends to complete the necessary steps to achieve the spin-off by the end of 2018. BGC expects that prior to the completion of the spin-off, Newmark will obtain its own credit rating. In addition, as necessary for the tax-free spin-off, Newmark expects to repay or refinance its debt owed to or guaranteed by BGC, and to repay or refinance the borrowings outstanding under the intercompany credit agreement.

For additional information regarding the proposed spin-off, please see the sections titled “Item 1—Business—Structure of Newmark—Structure of Newmark Following the Separation and Newmark IPO” in BGC’s Annual Report on Form 10-K as well the sections titled "Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement—The Distribution” and “Item 13—Certain Relationships and Related Transactions, and Director Independence—Separation and Distribution Agreement— BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution” in Newmark’s amended 2017 annual report on Form 10-K/A for additional information regarding the proposed distribution.

Post-spin BGC

Stand-alone results for BGC Partners excluding Newmark Group may be referred to as “post-spin BGC.” Post-spin BGC represents what BGC financial results would be had the spin-off of Newmark already occurred. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items. If and when the Company refers to the stock price, implied dividend, or implied dividend yield of post-spin BGC, it is basing such figures on yesterday’s closing stock prices of $10.24 for BGC Partners and $9.89 for Newmark Group; the abovementioned distribution ratio of 0.4640 Newmark common shares for each BGC Partners common share; and an annualized dividend of BGC as though the spin-off of Newmark had already occurred. The table below summarizes these calculations, and is shown for illustrative purposes only and is not meant to be a precise outlook for post-spin BGC. Please see the sections of this document titled “Reconciliation of BGC Partners. Inc. Consolidated to Post-spin BGC Partners, Inc. for Revenues”, “Reconciliation of BGC Partners. Inc. Consolidated to Post-spin BGC Partners, Inc. for GAAP income (loss) from operations before income taxes”, and “Reconciliation of BGC Consolidated to Post-spin BGC Partners, Inc. for Pre-tax Adjusted Earnings”. 19

Quarterly BGC Dividend Using Distribution Ratio of 0.4640 (for illustrative purposes only)
BGCP stock price	$10.24
NMRK stock price	$9.89
Distribution ratio of NMRK shares per BGCP share	0.4640
Implied value of NMRK in BGCP stock price (using 0.4640 distribution ratio)	$4.59
Implied stock price of BGCP	$5.65
NMRK quarterly dividend	$0.09
Implied value of NMRK quarterly dividend (using 0.4640 distribution ratio)	$0.04
Post-spin BGC implied quarterly dividend	$0.14
BGC Consolidated implied quarterly dividend	at least $0.18
BGC Consolidated annual dividend	at least $0.72

Nasdaq Transactions

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. Any future value for the Nasdaq shares discussed in this document are based on the closing price as of October 24, 2018 and assumes no change in Nasdaq’s stock price.

On June 20, 2018, Newmark and BGC announced that Newmark had entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (the “First Monetization” or “June Transaction”). On September 26, 2018, Newmark and BGC announced that Newmark entered into similar transactions related to the monetization of the expected 2021 and 2022 Nasdaq payments (the “Second Monetization” or the “September Transaction” and, together, the Transactions”). Please see the June 20,

[19]	Please see additional reconciliation tables in the Company’s investor presentation available on the Company’s website at http://ir.bgcpartners.com.

2018 press release titled “Newmark and BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks”, the September 26, 2018 press release titled “Newmark and BGC Partners Announce Monetization of an Additional Approximately 2 Million Nasdaq Shares and Update Their Outlooks”, and their the corresponding Securities and Exchange Commission filings on Form 8-K made on the same dates for further information about the June and September transactions.

Impact of ASC 606 on Newmark’s Results

As was discussed in BGC’s financial results press release dated February 9, 2018: From 2014 through 2016, the Financial Accounting Standards Board (“FASB”) issued several accounting standard updates, which together comprise Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). Beginning in the first quarter of 2018, the Company is recording its financial results to conform to ASC 606. ASC 606 does not materially impact the results of BGC’s Financial Services segment currently, but does impact the results of Newmark. The consolidated Company has elected to adopt the guidance using the modified retrospective approach to ASC 606, under which the consolidated Company applied the new standard only to new contracts initiated on or after January 1, 2018 and recorded the transition adjustments as part of “Total capital”.

Under this approach, for all periods from the first quarter of 2018 onward, Newmark did not and will not record revenues or earnings related to “Leasing and other commissions” with respect to contingent revenue expected to be received in future periods as of December 31, 2017, in relation to contracts signed prior to January 1, 2018, for which services have already been completed. Instead, Newmark recorded this contingent revenue and related commission payments on the balance sheet on January 1, 2018, with a corresponding pre-tax improvement of approximately $23 million to “Total capital”. Over time, Newmark expects to receive $23 million of cash related to these “Leasing and other commissions” receivables, primarily over the course of 2018 and 2019. This cash, however, will not be recorded as GAAP net income, Adjusted Earnings, or Adjusted EBITDA.

The adoption of ASC 606 impacted the consolidated Company’s recognition of revenue from its outsourcing businesses, which are recorded as part of “Real estate management and other services.” Implementation of the updated principal versus agent considerations under ASC 606 increased the proportion of reimbursable non-compensation expenses related to the Company’s outsourcing business accounted for as revenue on a gross basis. This resulted in an increase in revenue and a corresponding increase in cost of revenue, with no impact on earnings for periods from January 1, 2018 onward. For the third quarter of 2018, this increased Newmark’s management services revenues by $21.1 million, with a corresponding increase in non-compensation costs attributable to these revenues. For the nine months to date ended September 30, 2018, this increased Newmark’s management services revenues by $63.9 million, with a corresponding increase in non-compensation costs attributable to these revenues. Because BGC’s financial results consolidate those of Newmark, the consolidated Company’s quarterly revenues and expenses increased by the same amount.

For additional information regarding the adoption of ASC 606, please see the section titled “New Accounting Pronouncements” in both BGC’s and Newmark’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA,” “pre-tax Adjusted Earnings”, and “post-tax Adjusted Earnings.” These terms are defined later in this document.

Differences between Consolidated Results for Adjusted Earnings and GAAP

The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Adjusted Earnings and GAAP

In the third quarters of 2018 and 2017, non-cash gains of $1.3 million and $2.1 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings.

GAAP income from operations before income taxes for the third quarter of 2018 include non-cash gains of $9.1 million, attributable to unrealized non-cash mark-to-market movements related to the Nasdaq Forwards as part of “Other income (losses), net”. This non-cash GAAP gain was excluded from pre-tax Adjusted Earnings calculations, as Newmark expects to redeem these EPUs with Nasdaq shares. In the year earlier period, there was no comparable gain or loss attributable to these non-cash items.

In the third quarter of 2018, a non-cash gain of $17.8 million related to a fair value adjustment of an investment held by BGC was included as part of “Other income (losses), net” under GAAP, but excluded for Adjusted Earnings. There was no such non-cash gain in the third quarter of 2017.

Adjusted Earnings calculations for the third quarters of 2018 and 2017 also excluded an additional net gain of $0.1 million and loss of $1.5 million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Impact of OMSRs and MSRs for Adjusted Earnings and GAAP

GAAP income from operations before income taxes for the third quarter of 2018 includes a $7.7 million non-cash gain attributable to originated mortgage servicing rights (“OMSRs”) net of amortization of mortgage servicing rights (“MSRs”), which was excluded for Adjusted Earnings. In the year earlier period, the gain attributable to OMSRs net of amortization of MSRs was $6.1 million.

Differences between Compensation Expenses for Adjusted Earnings and GAAP

In the third quarter of 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $23.5 million in grants of exchangeability and $44.4 million in allocation of net income to limited partnership units and FPUs.

In the third quarter of 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included non-cash, non-dilutive net charges related to $19.8 million in grants of exchangeability and $28.6 million in allocation of net income to limited partnership units and FPUs.

In the third quarter of 2018, $0.9 million in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax Adjusted Earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the third quarter of 2017, the corresponding amount was $1.7 million. In addition, the third quarter of 2017 included charges related to additional reserves on employee loans of $20.6 million, which were excluded for Adjusted Earnings. There was no such charge in the third quarter of 2018.

Differences between Certain Non-compensation Expenses for Adjusted Earnings and GAAP

The difference between non-compensation expenses in the third quarters of 2018 and 2017 as calculated for GAAP and Adjusted Earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $7.3 million and $8.0 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $1.8 million and $2.3 million, respectively, of acquisition related costs; $0.6 million and $6.9 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $2.4 million and $0.4 million, respectively.

Differences between Taxes for Adjusted Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $56.8 million and $31.9 million for the third quarters of 2018 and 2017, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards.

The non-GAAP provision for income taxes was adjusted by $(23.2) million and $4.4 million for the third quarters of 2018 and 2017, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $33.5 million and $36.3 million for the third quarters of 2018 and 2017, respectively.

Differences between Earnings per Share for Adjusted Earnings and GAAP

For the third quarter and first nine months of 2018, earnings per share calculations under GAAP included reductions for EPUs of $1.7 million and $1.9 million, respectively. For Adjusted Earnings, these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	10/25/2018 at 10:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	257-9208

REPLAY:
Available From – To:	10/25/2018 1:00 p.m. ET – 11/1/2018 1:00 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	257-9208

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Investors and analysts should note that today’s conference call is expected to focus on the consolidated Company and BGC’s Financial Services segment rather than on Newmark. Since BGC consolidates Newmark’s results as its Real Estate Services segment, Newmark’s separate financial results earnings release, conference call (scheduled for 11:00 a.m. ET), and related materials may be of interest to BGC’s investors. Details regarding this information can be found at http://ir.ngkf.com.

Adjusted Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings,” which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries, excluding items such as:

*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”) with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022;

*	Non-cash asset impairment charges, if any;
*	Allocations of net income to limited partnership units;
*	Non-cash charges related to the amortization of intangibles with respect to acquisitions; and
*

Non-cash charges relating to grants of exchangeability to limited partnership units that reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP.

Virtually all of BGC’s key executives and producers have partnership or equity stakes in the Company and receive deferred equity or limited partnership units as part of their compensation. A significant percentage of the Company’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units and grant exchangeability to unit holders to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in BGC’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant. BGC includes such shares in the Company’s fully diluted share count when the unit is granted because the unit holder is expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share and because the holder could be granted the ability to exchange their units into shares of common stock in the future. Non-cash charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of non-cash charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings.”

Adjusted Earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings (and Adjusted EBITDA) in future periods.

Additionally, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of BGC. BGC’s definition of Adjusted Earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. Management believes that excluding such gains and charges also best reflects the ongoing performance of BGC.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Because Adjusted Earnings are calculated on a pre-tax basis, BGC also intends to report post-tax Adjusted Earnings on a consolidated basis. The Company defines post-tax Adjusted Earnings as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and Adjusted Earnings attributable to noncontrolling interest in subsidiaries.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability to limited partnership units during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include non-cash charges with respect to grants of exchangeability; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; certain charges related to tax goodwill amortization; and deductions with respect to charitable contributions. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these previously described adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates. This amount is the Company’s non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of non-cash charges relating to the grants of exchangeability to limited partnership units. Because the non-cash charges relating to the grants of exchangeability are deductible in accordance with applicable tax laws, increases in exchangeability have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses post-tax Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Adjusted Earnings Attributable to Noncontrolling Interest in Subsidiaries

Adjusted Earnings attributable to noncontrolling interest in subsidiaries is calculated based on the relevant noncontrolling interest existing on the balance sheet date. Until the proposed spin-off of Newmark occurs, noncontrolling interest will reflect the allocation of income to Newmark’s public shareholders and the pro-rata ownership of certain shares and/or units of BGC and Newmark.

Calculations of Post-Tax Adjusted Earnings per Common Share

BGC’s Adjusted Earnings per common share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s common stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per common share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of post-tax Adjusted Earnings per common share.

In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related EPUs20 with Nasdaq shares.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer

[20]

As part the Nasdaq transactions, Newmark's principal operating subsidiary issued approximately $325 million of exchangeable preferred limited partnership units (“EPUs”) in private transactions to The Royal Bank of Canada ("RBC"). Contemporaneously with the issuance of these EPUs, a special purpose vehicle (the “SPV”) entered into four variable postpaid forward transactions (together, the “Forwards”) with RBC. The SPV is a wholly owned subsidiary of Newmark formed in connection with the June Nasdaq transaction and its sole asset is the right to receive the Nasdaq share earn-outs for 2019 through 2022.

understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that Adjusted Earnings measures and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain Adjusted Earnings measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units, which are determined at the discretion of management throughout and up to the period-end;
*

The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging, including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

See BGC’s most recent financial results press release and/or sections of this document titled “Reconciliation of GAAP income (loss) to Adjusted Earnings” and “Differences between Consolidated Results for Adjusted Earnings and GAAP” for more information on BGC’s non-GAAP results.

Adjusted EBITDA

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Non-cash charges relating to grants of exchangeability to limited partnership interests;
*	Non-cash charges related to issuance of restricted shares;
*	Non-cash earnings or losses related to BGC’s equity investments; and
*	Net non-cash GAAP gains related to OMSR gains and MSR amortization.

The Company also excludes GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing BGC’s results on a fully diluted share basis with respect to Adjusted EBITDA.

The Company’s management believes that these Adjusted EBITDA measures are useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures are may not be comparable to similarly titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be a measure of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of these non-GAAP measures to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC offers Real Estate Services through its publicly traded subsidiary Newmark Group, Inc. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. BGC's Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC's customers include many of the world's largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC's common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company which, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting. The company’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group, which is listed on the NASDAQ Global Select Market under the symbol “NMRK”, is a publicly traded subsidiary of BGC Partners, Inc. (“BGC”), a leading global brokerage and financial technology company. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. Newmark is a trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about BGC and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$364,399	$634,333
Restricted cash	260,592	—
Cash segregated under regulatory requirements	150,427	162,457
Securities owned	75,911	33,007
Marketable securities	152,485	208,176
Loans held for sale, at fair value	1,132,665	362,635
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,770,378	745,402
Mortgage servicing rights, net	405,241	392,626
Accrued commissions and other receivables, net	885,597	620,039
Loans, forgivable loans and other receivables from employees and partners, net	466,919	335,734
Fixed assets, net	216,131	189,347
Investments	164,892	141,788
Goodwill	979,627	945,582
Other intangible assets, net	293,980	311,021
Receivables from related parties	6,864	3,739
Other assets	406,188	343,826
Total assets	$8,732,296	$5,429,712

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$4,995	$6,046
Short-term borrowings from related parties	80,000	—
Repurchase agreements	198	—
Securities loaned	66,318	202,343
Warehouse notes payable	1,131,792	360,440
Accrued compensation	545,004	432,733
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,505,198	607,580
Payables to related parties	67,816	40,988
Accounts payable, accrued and other liabilities	1,067,516	942,917
Notes payable and other borrowings	1,323,030	1,650,509
Total liabilities	6,791,867	4,243,556
Redeemable partnership interest	50,270	46,415
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 343,690 and 306,218 shares issued at September 30, 2018 and December 31, 2017, respectively; and 293,512 and 256,968 shares outstanding at
September 30, 2018 and December 31, 2017, respectively	3,438	3,063
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
34,848 shares issued and outstanding at September 30, 2018 and
December 31, 2017, convertible into Class A common stock	348	348
Additional paid-in capital	2,116,514	1,763,371
Contingent Class A common stock	35,734	40,472
Treasury stock, at cost: 50,178 and 49,250 shares of Class A common stock at
September 30, 2018 and December 31, 2017, respectively	(313,427)	(303,873)
Retained deficit	(798,717)	(859,009)
Accumulated other comprehensive income (loss)	(21,553)	(10,486)
Total stockholders' equity	1,022,337	633,886
Noncontrolling interest in subsidiaries	867,822	505,855
Total equity	1,890,159	1,139,741
Total liabilities, redeemable partnership interest and equity	$8,732,296	$5,429,712

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Commissions	$671,318	$582,106	$1,998,237	$1,704,998
Principal transactions	73,360	75,766	250,266	241,869
Total brokerage revenues	744,678	657,872	2,248,503	1,946,867
Gains from mortgage banking activities/originations, net	51,972	45,455	132,764	164,263
Real estate management and other services	101,881	60,798	305,880	163,017
Servicing fees	34,948	29,057	96,207	80,729
Fees from related parties	7,128	7,173	19,989	20,129
Data, software and post-trade	16,547	13,776	47,016	40,185
Interest income	15,946	11,726	37,060	40,909
Other revenues	4,154	1,171	6,557	3,023
Total revenues	977,254	827,028	2,893,976	2,459,122
Expenses:
Compensation and employee benefits	517,865	495,145	1,576,706	1,438,129
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	67,919	48,446	239,696	161,876
Total compensation and employee benefits	585,784	543,591	1,816,402	1,600,005
Occupancy and equipment	58,193	51,962	165,405	153,102
Fees to related parties	9,743	4,380	27,394	16,389
Professional and consulting fees	33,491	24,486	86,490	69,047
Communications	31,693	33,290	100,686	97,816
Selling and promotion	30,850	26,828	93,599	81,503
Commissions and floor brokerage	15,382	10,410	45,100	31,316
Interest expense	33,472	24,425	88,051	69,678
Other expenses	69,706	55,600	204,604	148,262
Total non-compensation expenses	282,530	231,381	811,329	667,113
Total expenses	868,314	774,972	2,627,731	2,267,118
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	4	—	561
Gains (losses) on equity method investments	1,344	2,147	9,999	3,986
Other income (loss)	108,776	88,195	141,908	97,928
Total other income (losses), net	110,120	90,346	151,907	102,475

Income (loss) from operations before income taxes	219,060	142,402	418,152	294,479
Provision (benefit) for income taxes	56,756	31,854	108,427	55,084
Consolidated net income (loss)	$162,304	$110,548	$309,725	$239,395
Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	42,018	29,019	95,462	68,121
Net income (loss) available to common stockholders	$120,286	$81,529	$214,263	$171,274

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$118,864	$81,529	$212,677	$171,274
Basic earnings (loss) per share	$0.36	$0.28	$0.67	$0.60
Basic weighted-average shares of common stock outstanding	327,932	288,308	319,027	286,200
Fully diluted earnings per share
Net income (loss) for fully diluted shares	$171,720	$127,495	$310,922	$266,001
Fully diluted earnings (loss) per share	$0.35	$0.28	$0.64	$0.59
Fully diluted weighted-average shares of common stock outstanding	487,636	457,341	482,711	451,348

Dividends declared per share of common stock	$0.18	$0.18	$0.54	$0.52
Dividends declared and paid per share of common stock	$0.18	$0.18	$0.54	$0.52
(1)	In accordance with ASC 260, includes a reduction for dividends on preferred stock or units.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q3 2018	Q3 2017
GAAP income (loss) before income taxes	$219,060	$142,402
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(1,344)	(2,147)
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs	67,919	48,446
Non-cash MSR income, net of amortization	(7,673)	(6,126)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net (1)	(13,947)	41,369
Total pre-tax adjustments	44,955	81,542

Pre-tax adjusted earnings	$264,015	$223,944

GAAP net income (loss) available to common stockholders	$120,286	$81,529
Allocation of net income (loss) to noncontrolling interest in subsidiaries	17,266	29,487
Total pre-tax adjustments (from above)	44,955	81,542
Income tax adjustment to reflect adjusted earnings taxes	23,247	(4,430)
Post-tax adjusted earnings	$205,754	$188,128

Per Share Data

GAAP fully diluted earnings per share	$0.35	$0.28
Less: Allocations of net income to limited partnership units, FPUs, and noncontrolling
interest in subsidiaries, net of tax	(0.07)	(0.04)
Exchangeable preferred limited partnership units non-cash preferred dividends	(0.00)	—
Total pre-tax adjustments (from above)	0.09	0.18
Income tax adjustment to reflect adjusted earnings taxes	0.05	(0.01)
Post-tax adjusted earnings per share	$0.42	$0.41

Fully diluted weighted-average shares of common stock outstanding	487,636	457,341

(1) Q3 2018 includes an unrealized non-cash mark-to-market gain of $9.1 million under GAAP related to the variable share forward agreements with respect to Newmark's expected receipt of Nasdaq payments for 2019 through 2022, which was excluded from Adjusted Earnings. In addition, Q3 2018 includes a non-cash gain of $17.8 million related to a fair value adjustment of an investment held by BGC under GAAP, which was excluded for Adjusted Earnings.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR REVENUES

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Partners, Inc. consolidated revenues	$977,254	$827,028

Less:
BGC Real Estate segment revenues	(521,612)	(399,416)
BGC Corporate Items relating to Real Estate	—	(540)

Post-spin BGC Partners, Inc. revenues	$455,642	$427,072

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Partners, Inc. consolidated income (loss) from operations before income taxes	$219,060	$142,402

Less the BGC Real Estate segment income from operations before income taxes	(209,473)	(149,018)

Add back the BGC Corporate Items relating to Real Estate:
Interest income	—	(540)
Compensation and employee benefits	1,272	23,277
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	41,062	18,217
Fees to related parties	1,536	977
Professional and consulting fees	314	531
Interest expense	13,454	55
Other expenses	82	6,338
(Gains) losses on equity method investments	(17)	(945)
Other (income) loss	342	649
Total BGC Corporate Items	58,045	48,559

Other consolidation adjustments	(2,207)	—

Post-spin BGC Partners, Inc. income (loss) from operations before income taxes	$65,425	$41,943

BGC PARTNERS, INC.

RECONCILIATION OF BGC PARTNERS, INC. CONSOLIDATED TO POST-SPIN BGC PARTNERS, INC. FOR PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Partners, Inc. consolidated pre-tax adjusted earnings	$264,015	$223,944

Less the BGC Real Estate segment pre-tax adjusted earnings	(193,833)	(143,913)

Add back the BGC Corporate Items relating to Real Estate:
Interest income	—	(540)
Compensation and employee benefits	1,272	577
Fees to related parties	1,536	977
Interest expense	13,454	55
Other expenses	12	(48)
(Gains) losses on equity method investments	(17)	(945)
Total BGC Corporate Items	16,257	76

Other consolidation adjustments	97	1,079

Post-spin BGC Partners, Inc. pre-tax adjusted earnings	$86,536	$81,186

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

Common stock outstanding	327,932	288,308
Limited partnership units	95,406	102,591
Cantor units	50,549	51,183
Founding partner units	12,149	13,513
RSUs	300	539
Other	1,300	1,207
Fully diluted weighted-average share count for GAAP and AE	487,636	457,341

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$364,399	$634,333
Repurchase agreements	(198)	—
Securities owned	75,911	33,007
Marketable securities (1)	86,167	5,833
Total	$526,279	$673,173
(1)

As of September 30, 2018 and December 31, 2017, $66.3 million and $202.3 million, respectively, of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC Partners, Inc.

Segment Disclosure – Q3 2018 vs Q3 2017

(in thousands)

(unaudited)

	Q3 2018				Q3 2017
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$446,686	$521,612	$8,956	$977,254	$416,657	$399,416	$10,955	$827,028
Total expenses	345,889	406,134	116,291	868,314	338,440	327,366	109,166	774,972
Total other income (losses), net	(3,731)	93,995	19,856	110,120	12,128	76,968	1,250	90,346

Income (loss) from operations before income taxes	$97,066	$209,473	$(87,479)	$219,060	$90,345	$149,018	$(96,961)	$142,402

Pre-tax adjustments:

Non-cash (gains) losses related to equity investments, net	—	—	(1,344)	(1,344)	—	—	(2,147)	(2,147)

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	67,919	67,919	—	—	48,446	48,446

Non-cash MSR income, net of amortization	—	(7,673)	—	(7,673)	—	(6,126)	—	(6,126)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	4,988	(7,967)	(10,968)	(13,947)	6,316	1,021	34,032	41,369

Total pre-tax adjustments	4,988	(15,640)	55,607	44,955	6,316	(5,105)	80,331	81,542

Pre-tax adjusted earnings	$102,054	$193,833	$(31,872)	$264,015	$96,661	$143,913	$(16,630)	$223,944

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT REVENUES TO NEWMARK GROUP, INC.

STAND-ALONE REVENUES

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Real Estate segment revenues	$521,612	$399,416

Interest income (1)	(2,803)	(1,195)

Newmark Group, Inc. stand-alone revenues	$518,809	$398,221
(1)	This is not included as part of total revenues in Newmark Group, Inc.’s stand-alone financial statements.

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Real Estate segment income (loss) from operations before income taxes	$209,473	$149,018

BGC Corporate Items:
Interest income	—	540
Compensation and employee benefits	(1,272)	(23,277)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	(41,062)	(18,217)
Fees to related parties	(1,536)	(977)
Professional and consulting fees	(314)	(531)
Interest expense	(13,454)	(55)
Other expenses	(82)	(6,338)
Gains (losses) on equity method investments	17	945
Other income (loss)	(342)	(649)
Total BGC Corporate Items	(58,045)	(48,559)

Newmark Group, Inc. stand-alone income (loss) from operations before income taxes	$151,428	$100,459

BGC PARTNERS, INC.

RECONCILIATION OF BGC REAL ESTATE SEGMENT TO NEWMARK GROUP, INC.

STAND-ALONE FOR PRE-TAX ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q3 2018	Q3 2017

BGC Real Estate segment pre-tax adjusted earnings	$193,833	$143,913

BGC Corporate Items:
Interest income	—	540
Compensation and employee benefits	(1,272)	(577)
Fees to related parties	(1,536)	(977)
Interest expense	(13,454)	(55)
Other expenses	(12)	48
Gains (losses) on equity method investments	17	945
Total BGC Corporate Items	(16,257)	(76)

Newmark Group, Inc. stand-alone pre-tax adjusted earnings	$177,576	$143,837

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q3 2018	Q3 2017
GAAP Net income (loss) available to common stockholders	$120,286	$81,529
Add back:
Provision (benefit) for income taxes	56,756	31,854
Net income (loss) attributable to noncontrolling interest in subsidiaries	42,018	29,019
Employee loan amortization and reserves on employee loans	6,945	26,033
Interest expense (1)	24,235	19,988
Fixed asset depreciation and intangible asset amortization	22,629	20,252
Non-cash MSR income, net of amortization	(7,673)	(6,126)
Impairment of long-lived assets	665	6,861
Exchangeability charges (2)	23,516	19,849
Allocations of net income to limited partnership units and FPUs	44,403	28,597
(Gains) losses on equity investments	(1,344)	(2,147)
Adjusted EBITDA	$332,436	$255,709

(1)	The interest expense add back for Adjusted EBITDA excludes $9.2 million and $4.4 million for Q3 2018 and Q3 2017, respectively, of operating interest on Warehouse notes payable.
(2)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

Note: The Company has simplified its definition of “Adjusted EBITDA” so that it excludes GAAP charges with respect to allocations of net income to limited partnership units. Therefore, the term “Adjusted EBITDA” is now consistent with what the Company has historically referred to as “Adjusted EBITDA before allocations to units”.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	3Q17	2Q18	3Q18	Q3'18 vs. Q3'17	Q3'18 vs. Q2'18
Notional Volume (in $US billions)
Fully Electronic Rates	1,746	2,062	1,859	6.5%	(9.8%)
Fully Electronic FX	2,321	2,629	2,410	3.8%	(8.3%)
Fully Electronic Credit	542	554	494	(8.9%)	(10.9%)
Fully Electronic Equities & Other	1	2	2	21.9%	(0.6%)
Total Fully Electronic Volume	4,609	5,246	4,764	3.3%	(9.2%)

HYBRID
Total Hybrid Volume	61,866	68,387	73,215	18.3%	7.1%
Total Hybrid & Fully Electronic Volume	66,475	73,634	77,978	17.3%	5.9%

Transaction Count
Fully Electronic Rates	101,543	152,925	207,433	104.3%	35.6%
Fully Electronic FX	2,070,551	2,475,301	2,291,801	10.7%	(7.4%)
Fully Electronic Credit	58,721	75,174	65,366	11.1%	(13.0%)
Fully Electronic Equities & Other	424	1,006	1,078	168.2%	7.2%
Total Fully Electronic Transactions	2,231,239	2,704,406	2,565,678	15.0%	(5.1%)

HYBRID
Total Hybrid Transactions	1,313,111	1,400,259	1,381,960	5.2%	(1.3%)
Total Hybrid and Fully Electronic Transactions	3,544,350	4,104,665	3,947,638	11.4%	(3.8%)

Trading Days	63	62	63

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason McGruder or Ujjal Basu Roy
+1 212-610-2426